Exhibit 10.4

KORRO BIO, INC.

AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Amended and Restated Non-Employee Director Compensation Policy (the “Policy”) of Korro Bio, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy will become effective as of March 13, 2025 (the “Effective Date”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

I.
Cash Retainers
(a)
Annual Retainer for Board Membership: $40,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter. No additional compensation for attending individual Board of Directors meetings.
(b)
Additional Annual Retainers for Committee Membership:

Audit Committee Chairperson: $15,000

Audit Committee member (other than Chairperson): $7,500

Compensation Committee Chairperson: $10,000

Compensation Committee member (other than Chairperson): $5,000

Nominating and Corporate Governance Committee Chairperson: $8,000

Nominating and Corporate Governance Committee member (other than Chairperson): $4,000

(c)
Additional Retainer for Non-Executive Chairperson or Lead Director of the Board of Directors: $30,000 to acknowledge the additional responsibilities and time commitment of the Non-Executive Chairperson role, or in the absence of a Non-Executive Chairperson, $30,000 for the Outside Director designated Lead Director.

II.
Equity Retainers

All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:

(d)
Value. For purposes of this Policy, “Value” means with respect to (i) any award of stock options the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under ASC Topic 718; and (ii) any award of restricted stock and restricted stock units the product of (A) the average closing market price on the Nasdaq (or such other market on which the Company’s common stock, par value $0.001 per share (“Common Stock”) is then principally listed) of one share of the Company’s Common Stock over the trailing 30-trading day period ending on the last trading day immediately prior to the grant date and (B) the aggregate number of shares pursuant to such award.
(e)
Sale Event Acceleration. In the event of a Sale Event (as defined in the Company’s 2023 Stock Option and Incentive Plan, as amended from time to time (the “2023 Plan”)), the equity retainer awards granted to Outside Directors pursuant to this Policy shall become 100% vested and exercisable.
(f)
Initial Grant. Upon initial election to the Board of Directors, each new Outside Director will receive an initial, one-time grant of a non-statutory stock option (the “Initial Grant”) to purchase a number of shares of Company Common Stock equal to approximately 0.128% of the total number of shares of Company Common Stock issued and outstanding on the grant date (rounded down to the nearest whole share) with an exercise price per share equal to the closing price of a share of the Company’s Common Stock on the date of grant and a term of ten years, that vests in three equal annual installments over three years; provided, however, that all vesting ceases if the Outside Director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation or acceleration of vesting. This Initial Grant applies to Outside Directors who are first elected to the Board of Directors effective as of or subsequent to the Effective Date.
(g)
Annual Grant. On the date of the Company’s Annual Meeting of Stockholders, each Outside Director who (i) has been serving as an Outside Director for at least six months as of such date and (ii) who will continue as a member of the Board of Directors following such Annual Meeting of Stockholders will receive a grant of a non-statutory stock option (the “Annual Grant”) to purchase a number of shares of Company Common Stock equal to approximately 0.064% of the total number of shares of Company Common Stock issued and outstanding on the grant date (rounded down to the nearest whole share) with an exercise price per share equal to the closing price of a share of the Company’s Common Stock on the date of grant and a term of ten years, that vests in full on the earlier of (A) the one-year anniversary of the grant date or (B) the next Annual Meeting of Stockholders; provided, however, that all vesting ceases if the Outside Director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation or acceleration of vesting.
III.
Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any Committee thereof.

IV.
Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any Outside Director for services as an Outside Director in a calendar year period shall not exceed (i) $1,000,000 in the first calendar year an individual becomes an Outside Director and (ii) $750,000 in any other year (or in each case, such other limits as may be set forth in Section 3(b) of the 2023 Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with ASC Topic 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Date Policy Approved: March 13, 2025